Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Rocky Brands, Inc. and Subsidiaries for the year ended December 31, 2014 of our reports dated February 27, 2015 included in its Registration Statements Form S-3 (No. 333-188983) and on Form S-8 (No. 333-198167 and 333-121756) relating to the consolidated financial statements and schedule for the three years ended December 31, 2014, 2013 and 2012 and internal controls as of December 31, 2014 listed in the accompanying index.

/s/ Schneider Downs & Co., Inc.

Columbus, Ohio

February 27, 2015